EXHIBIT 5.6

[Letterhead of Crowe & Dunlevy, A Professional Corporation]

November 12, 2013

Cash America International, Inc.

1600 West Seventh Street

Fort Worth, Texas 76102

Re:	5.75% Senior Notes due 2018

Ladies and Gentlemen:

We have served as special Oklahoma counsel to Bronco Pawn & Gun, Inc., an Oklahoma corporation (“Bronco”), and Cash America, Inc. of Oklahoma, an Oklahoma corporation (“Cash America – Oklahoma” and, with Bronco, the “Oklahoma Guarantors”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) being filed by Cash America International, Inc., a Texas corporation (the “Company”), and certain subsidiaries of the Company (the “Guarantors”), including the Oklahoma Guarantors, with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of the offer (the “Exchange Offer”) to exchange the Company’s existing 5.75% Senior Notes due 2018 issued on May 15, 2013 (the “Old Notes”), together with the guarantees of the Old Notes by the Oklahoma Guarantors and the other such subsidiaries, for up to $300.0 million aggregate principal amount of the Company’s 5.75% Senior Notes due 2018 (the “New Notes”), together with the guarantees of the New Notes by the Oklahoma Guarantors and the other such subsidiaries (the “Guarantees”).

In such capacity, we have reviewed photocopies of (a) that certain Indenture dated as of May 15, 2013, by and among the Company, as issuer, the Guarantors and Wells Fargo Bank National, Association, as trustee, as amended by that certain First Amendment to Indenture dated November 8, 2013, by and between the Company and the Trustee (collectively, “Indenture”), and (b) that certain Registration Rights Agreement dated as of May 15, 2013, by and among the Company, the Guarantors, Jefferies LLC and JMP Securities LLC. We have also reviewed the certificates of incorporation, the bylaws and the resolutions adopted by unanimous written consent of the boards of directors of the Oklahoma Guarantors and such other certificates of public officials and of directors and officers of the Oklahoma Guarantors, corporate records and documents as we have deemed necessary in order to express the opinions set forth below.

A. Assumptions

For purposes of this opinion letter, we have relied, without investigation, upon the following assumptions: (1) the competency and the legal capacity of all natural persons; (2) the accuracy and the completeness of each document submitted to us for review, the authenticity of each document submitted to us as an original, the conformity to the original document of each such document that is submitted to us as a copy and (3) the genuineness of all signatures. As to any opinions material to the opinions expressed herein that we have not independently established or verified, we have relied upon statements of directors and officers of the Oklahoma Guarantors.

B. Opinions

Based on the foregoing assumptions and examinations and subject to the qualifications and exclusions stated below, we are of the opinion that:

1. Each of Bronco and Cash America - Oklahoma is duly incorporated, validly existing and in good standing under the laws of the State of Oklahoma.

2. Bronco had the requisite corporate power and authority to execute and to deliver the Indenture at the time of such execution and such delivery and had and has the requisite corporate power and authority to perform its obligations under the Indenture (including under its Guarantee therein).

3. Cash America - Oklahoma had the requisite corporate power and authority to execute and to deliver the Indenture at the time of such execution and such delivery and had and has the requisite corporate power and authority to perform its obligations under the Indenture (including under its Guarantee therein).

4. The execution and the delivery by Bronco of the Indenture and the performance by Bronco of the Indenture (including under its Guarantee therein) have been approved by all necessary corporate action.

5. The execution and the delivery by Cash America - Oklahoma of the Indenture and the performance by Cash America -Oklahoma of the Indenture (including under its Guarantee therein) have been approved by all necessary corporate action.

6. The Indenture has been duly executed and delivered by Bronco and Cash America – Oklahoma.

C. Qualifications and Exclusions

The opinions set forth herein are subject to the following qualifications, limitations and exclusions:

1. We express no opinion as the law of any jurisdiction other than the State of Oklahoma.

2. This opinion letter is limited to the opinions expressed herein and we express no opinion beyond the opinions expressly stated herein.

This opinion letter is delivered as of its date and without any undertaking to advise you of any changes of law or fact that occur after the date that the Registration Statement becomes effective even though the changes may affect the legal analysis, a legal conclusion or information confirmed in this opinion letter.

The opinions set forth herein are rendered to you in connection with the Registration Statement and such opinions may be relied upon by your counsel Hunton & Williams LLP in connection with its provision of certain legal opinions with respect to the transactions contemplated by the Indenture and the Registration Statement. We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Respectfully submitted, Crowe & Dunlevy, A Professional Corporation

By:	/s/ Roger A. Stong
Roger A. Stong